Exhibit (d)(7)(i)

SIDE LETTER TO SUB-SUBADVISORY AGREEMENT

BlackRock Financial Management, Inc.

50 Hudson Yards

New York, New York 10001

BlackRock International Limited

Exchange Place One

1 Semple Street

Edinburgh EH3 8BL

United Kingdom

Dated: December 9, 2024

We refer to the Sub-Subadvisory Agreement dated on or about the date of this letter among BlackRock International Limited, BlackRock Financial Management, Inc. and Brighthouse Investment Advisers, LLC (the “Sub-Subadvisory Agreement”).

Capitalised terms used in this letter and not defined herein will have the meaning given in the Sub-Subadvisory Agreement.

In consideration of the investment advisory services to be rendered by the Subadviser to the Portfolio, the Manager represents and warrants to the Subadviser the following with respect to the Trust:

1.

Due Authorization: it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation, and if relevant to such jurisdiction, is in good standing, and to the extent relevant to such party, has full power and authority to execute and deliver the Sub-Subadvisory Agreement;

2.	Not Insolvent: it is not insolvent or bankrupt or otherwise subject to an insolvency, bankruptcy or similar proceeding, whether voluntary or involuntary;

3.

Restrictions on assets: assets provided to the Subadviser for management may be transferred by the Subadviser as collateral or margin free and clear of any lien, pledge, claim, charge or encumbrance granted directly by the Manager;

4.	Not Subject to ERISA: it is not subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and

5.	Qualified Institutional Buyer: it is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended;

The provisions of Clause 16 (Miscellaneous) of the Sub-Subadvisory Agreement will apply to this letter mutatis mutandis.

Acknowledged and agreed:

BRIGHTHOUSE INVESTMENT ADVISERS, LLC

By:	/s/ Kristi Slavin
Name:	Kristi Slavin
Title:	President

BLACKROCK FINANCIAL MANAGEMENT, INC.

By:	/s/ Sean Baker
Name:	Sean Baker
Title:	Managing Director

BLACKROCK INTERNATIONAL LIMITED

By:	/s/ Hannah Burns
Name:	Hannah Burns
Title:	Director

By:	/s/ Jose Aguilar
Name:	Jose Aguilar
Title:	MD